Exhibit 5.2

Norton Rose Fulbright US LLP
One Embarcadero Center, Suite 1050
San Francisco, California 94111
United States
nortonrosefulbright.com

December 4, 2025

Ridgetech, Inc.

5th Floor, Building 6

No. 100, 18th Street, Baiyang Sub-district

Qiantang District, Hangzhou City, Zhejiang Province

People’s Republic of China, 310018

Re:	Registration Statement on Form F-3

Ladies and Gentlemen:

We have acted as United States securities counsel to Ridgetech, Inc., a Cayman Islands exempted company (the “Company”), with respect to certain legal matters in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale by the Company from time to time, pursuant to Rule 415 under the Securities Act, of an indeterminate amount of: (a) ordinary shares, par value US$0.001 per share, of the Company (the “Ordinary Shares”), (b) preferred shares, par value US$0.001 per share, of the Company (the “Preferred Stock” and, together with the Ordinary Shares, the “Equity Securities”), in one or more series, which may be convertible into or exchangeable for Ordinary Shares, (c) debt securities of the Company (the “Debt Securities”), in one or more series, (iii) warrants to purchase Equity Securities or Debt Securities (the “Warrants”), (iv) subscription rights to Equity Securities or Debt Securities (the “Rights”), and (v) units consisting of one or more of the foregoing (the “Units”), having an aggregate initial offering price not to exceed US$200,000,000, and each on terms to be determined at the time of its offering.

In this letter, we refer to the Ordinary Shares, the Preferred Shares, the Debt Securities, the Warrants, the Rights and the Units collectively as the “Securities.”

We also have participated in the preparation of the prospectus (the “Prospectus”) contained in the Registration Statement on Form F-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) to which this letter is an exhibit. The Securities will be offered in amounts, at prices, and on terms to be determined at the time of sale and to be set forth in supplements to the Prospectus (each, a “Prospectus Supplement”). Capitalized terms not otherwise defined in this letter shall have the meanings ascribed to them in the Prospectus.

In rendering our opinions set forth below, we have reviewed such corporate documents and records of the Company, such certificates of public officials and such other matters as we have deemed necessary or appropriate for purposes of this opinion letter. As to facts material to the opinions expressed herein, we have relied upon oral and written statements and representations of officers and other representatives of the Company. We also have assumed (a) the authenticity of all documents submitted to us as originals; (b) the conformity to the originals of all documents submitted to us as copies; (c) the genuineness of all signatures; (d) the legal capacity of natural persons; (e) the truth, accuracy and completeness of the information, factual matters, representations and warranties contained in all of such documents, (f) the Company’s due organization and valid existence, in good standing, under the laws of the Cayman Islands; and (g) the Company’s legal power and authority to execute, deliver, and perform its obligations under the Securities.

Ridgetech, Inc. December 4, 2025 Page 2

Based upon such examination, and subject to the further assumptions, qualifications and limitations contained herein, it is our opinion that:

1. The Debt Securities, upon issuance and delivery of certificates of indebtedness or notes (or book-entry notation if uncertificated) evidencing such Debt Securities, against payment therefor of such lawful consideration as the Board of Directors of the Company (the “Board”) (or a duly authorized committee thereof) may determine, will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

2. The Warrants, upon their issuance and delivery of certificates (or book-entry notation if uncertificated) for such Warrants, against payment therefor of such lawful consideration as the Board (or a duly authorized committee thereof) may determine, will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

3. The Rights, upon their issuance and delivery of certificates (or book-entry notation if uncertificated) for such Rights, against payment therefor of such lawful consideration as the Board (or a duly authorized committee thereof) may determine, will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

4. The Units, upon their issuance and delivery of certificates (or book-entry notation if uncertificated) for such Units, against payment therefor of such lawful consideration as the Board (or a duly authorized committee thereof) may determine, to the extent such Units constitute or include Debt Securities, Warrants or Rights, will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

In rendering the foregoing opinions, we have assumed that: (i) the Registration Statement, and any amendments thereto, shall have become effective under the Securities Act and will remain effective at the time of issuance of any Securities thereunder; (ii) a Prospectus Supplement describing each class or series of Securities offered pursuant to the Registration Statement, to the extent required by applicable law and relevant rules and regulations of the Commission, will be timely filed with the Commission; (iii) the definitive terms of each class or series of Securities shall have been established in accordance with resolutions duly adopted by the Board (or an authorized committee thereof) (each, a “Board Action”), the Company’s memorandum and articles of association (as amended and restated from time to time, the “Articles”) and applicable law; (iv) the Company will issue and deliver the Securities in the manner contemplated by the Registration Statement, the Prospectus, the applicable Prospectus Supplement and any applicable underwriting or purchase agreement; (v) the total number of Ordinary Shares or Preferred Shares issuable (including upon conversion, exchange or exercise of any other Security) will not exceed the total number of shares of Ordinary Shares or Preferred Shares that the Company is then authorized to issue under its Articles; (vi) the Board Action authorizing the Company to issue, offer and sell the Securities will have been adopted by the Board (or an authorized committee thereof) and will be in full force and effect at all times at which the Securities are offered or sold by the Company; and (vii) all Securities will be issued in compliance with applicable federal and state securities laws.

Ridgetech, Inc. December 4, 2025 Page 3

With respect to any Securities consisting of Debt Securities, we have further assumed that: (i) such Debt Securities shall have been issued pursuant to an indenture (individually, and as supplemented from time to time, an “Indenture”) between the Company and a trustee to be identified in the applicable Prospectus Supplement (the “Trustee”); (ii) such Indenture shall have been duly authorized, executed and delivered on behalf of the Company; (iii) all terms of such Debt Securities not provided for in such Indenture shall have been established in accordance with the provisions of the Indenture and reflected in appropriate documentation approved by the Company and, if applicable, executed and delivered by the Company and the Trustee; (iv) such Debt Securities shall have been duly executed, authenticated, issued and delivered in accordance with the provisions of such Indenture; (v) such Debt Securities, as executed and delivered, do not violate any law applicable to the Company or result in a default under or breach of any agreement or instrument binding upon the Company; (vi) such Debt Securities, as executed and delivered, comply with all requirements and restrictions, if any, applicable to the Company, whether imposed by any court or governmental or regulatory body having jurisdiction over the Company; and (vii) such Debt Securities and the related indenture, if any, shall be governed by the laws of the State of New York.

With respect to any Securities consisting of Warrants, we have further assumed that (i) such Warrants shall have been issued pursuant to a warrant agreement (individually, a “Warrant Agreement”) between the Company and a warrant agent to be identified in the applicable Prospectus Supplement (the “Warrant Agent”), if applicable; (ii) such Warrant Agreement shall have been duly authorized, executed and delivered on behalf of the Company; (iii) all terms of such Warrants shall have been established in accordance with the provisions of such Warrant Agreement(s); (iv) such Warrants shall have been duly executed, issued and delivered in accordance with the provisions of such Warrant Agreement(s); (v) such Warrants and the related Warrant Agreement(s), as executed and delivered, do not violate any law applicable to the Company or result in a default under or breach of any agreement or instrument binding upon the Company; (vi) such Warrants and the related Warrant Agreement(s), as executed and delivered, comply with all requirements and restrictions, if any, applicable to the Company, in any case whether imposed by any court or governmental or regulatory body having jurisdiction over the Company; and (vii) such Warrants and the related Warrant Agreement, if any, shall be governed by the laws of the State of New York.

With respect to any Securities consisting of Rights, we have further assumed that (i) such Rights shall have been issued pursuant to a rights agreement (individually, a “Rights Agreement”) between the Company and a rights agent to be identified in the applicable Prospectus Supplement (the “Rights Agent”); (ii) such Rights Agreement shall have been duly authorized, executed and delivered on behalf of the Company; (iii) all terms of such Rights shall have been established in accordance with the provisions of such Rights Agreement(s); (iv) such Rights shall have been duly executed, issued and delivered in accordance with the provisions of such Rights Agreement(s); (v) such Rights and the related Rights Agreement(s), as executed and delivered, do not violate any law applicable to the Company or result in a default under or breach of any agreement or instrument binding upon the Company; (vi) such Rights and the related Rights Agreement(s), as executed and delivered, comply with all requirements and restrictions, if any, applicable to the Company, in any case whether imposed by any court or governmental or regulatory body having jurisdiction over the Company; and (vii) such Rights and the related Rights Agreement, if any, shall be governed by the laws of the State of New York.

Ridgetech, Inc. December 4, 2025 Page 4

To the extent that the obligations of the Company under an Indenture may be dependent on such matters, we further have assumed for purposes of this opinion letter that the Trustee under each Indenture (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (ii) is duly qualified to engage in activities contemplated by such Indenture; (iii) has duly authorized, executed and delivered such Indenture, and such Indenture constitutes the legally valid and binding obligation of such Trustee enforceable against such Trustee in accordance with its terms; (iv) is in compliance, with respect to acting as a trustee under such Indenture, with all applicable laws and regulations; and (v) has the requisite organizational and legal power and authority to perform its obligations under such Indenture.

To the extent that the obligations of the Company under any Warrant or Warrant Agreement may be dependent on such matters, we further have assumed for purposes of this opinion letter that the Warrant Agent under each Warrant Agreement (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (ii) is duly qualified to engage in the activities contemplated by such Warrant Agreement; (iii) has duly authorized, executed and delivered such Warrant Agreement, and such Warrant Agreement constitutes the legally valid and binding obligation of such Warrant Agent enforceable against such Warrant Agent in accordance with its terms; (iv) is in compliance, with respect to acting as a Warrant Agent under such Warrant Agreement, with all applicable laws and regulations; and (v) has the requisite organizational and legal power and authority to perform its obligations under such Warrant Agreement.

To the extent that the obligations of the Company under any Rights or Rights Agreement may be dependent on such matters, we further have assumed for purposes of this opinion letter that the Rights Agent under each Rights Agreement (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (ii) is duly qualified to engage in the activities contemplated by such Rights Agreement; (iii) has duly authorized, executed and delivered such Rights Agreement, and such Rights Agreement constitutes the legally valid and binding obligation of such Rights Agent enforceable against such Rights Agent in accordance with its terms; (iv) is in compliance, with respect to acting as a Rights Agent under such Rights Agreement, with all applicable laws and regulations; and (v) has the requisite organizational and legal power and authority to perform its obligations under such Rights Agreement.

We express no opinion with respect to the enforceability of: (i) provisions relating to choice of law, choice of venue, jurisdiction or waivers of jury trial, or (ii) any waiver of any usury defense. This opinion letter is rendered as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or any subsequent changes in applicable law that may come to our attention, and we have assumed that no change in the facts stated or assumed herein or in applicable law after the date hereof will affect adversely our ability to render an opinion letter after the date hereof (i) containing the same legal conclusions set forth herein and (ii) subject only to such (or fewer) assumptions, limitations and qualifications as are contained herein.

Ridgetech, Inc. December 4, 2025 Page 5

The foregoing opinions are limited to the laws of the State of New York and applicable federal laws of the United States of America, and we express no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule, or regulation relating to securities, or to the sale or issuance thereof.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as Exhibit 5.2 to the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Respectfully submitted,

/s/ Norton Rose Fulbright US LLP

NORTON ROSE FULBRIGHT US LLP